EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Helix Energy Solutions Group Inc.’s Registration Statement Nos. 333-202528, 333-179937, 333-103451, 333-210114, and 333-214259 on Form S-3 and in Registration Statement Nos. 333-183532, 333-126248, and 333-58817 on Form S-8 of our report dated February 12, 2016, relating to the financial statements as of and for the year ended December 31, 2015 of Deepwater Gateway, L.L.C., appearing in this Annual Report on Form 10-K of Helix Energy Solutions Group, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Houston, Texas
February 24, 2017